Exhibit 99.1

Contact: Michael Whitlow
804-788-6116
Laura Ruiz
804-788-6005

Albemarle Board of Directors Appoints Former Federal Reserve Bank of Richmond President

RICHMOND, Va., August 18, 2004 — J. Alfred Broaddus, Jr., the former president of the Federal Reserve Bank of Richmond, has been appointed to the board of directors of Albemarle Corporation (NYSE: ALB), effective immediately. Broaddus will also stand for election along with other directors at the 2005 annual meeting of Albemarle shareholders.

“Al Broaddus brings another strong, independent voice to our board of directors,” said William M. Gottwald, chairman of Albemarle.” His knowledge of global economic forces will provide us with insights that are vitally important to our success as we expand our geographic reach and compete even more vigorously in leading sectors of the world economy. We are very pleased that he has agreed to join our board, and we’re confident that his informed perspective will help us continue to generate growth for our shareholders.”

President of the Federal Reserve Bank of Richmond from 1993 until July 31, 2004, Broaddus served as a rotating member of the Federal Open Market Committee of the Federal Reserve System. His tenure began in 1970, when he joined the Federal Reserve as an economist.

Broaddus earned his B.A. degree from Washington and Lee University and received a Fulbright Fellowship that led to a graduate degree from the Center for Advanced European Studies of the University of Strasbourg. He also received M.A. and Ph.D. degrees in Economics from Indiana University, and was named a Distinguished Alumnus of the university in 1996. Washington and Lee (1993) and Hampden-Sydney College (2004) awarded him honorary Doctor of Laws degrees. He serves on the board of directors of Owens & Minor, a New York Stock Exchange Company, is a member of the Virginia Governor’s Advisory Council on Revenue Estimates and serves on the boards of directors of the E. Angus Powell Endowment of American Enterprise and the Virginia Council on Economic Education.

Additionally, Broaddus is a member of the executive committee of Richmond Renaissance, and the boards of Richmond Memorial Foundation, St. Christopher’s School, Tredegar National Civil War Center Foundation, Virginia Commonwealth University, Virginia Historical Society, and World Affairs Council of Greater Richmond. He is also a member of the Board of Associates of Gallaudet University in Washington, D.C.

Albemarle Corporation, headquartered in Richmond, Virginia, is a leading producer of specialty chemicals for consumer electronics; transportation and industrial products; pharmaceuticals; agricultural products; construction and packaging materials. The company’s three business segments, Polymer Additives, Catalysts and Fine Chemicals (which includes custom manufacturing services for the life sciences market) serve customers in more than 100 countries, generating annual revenue of approximately $1.75 billion. Learn more about Albemarle at http://www.albemarle.com.

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